Exhibit 99.1

CADUS CORPORATION

767 Fifth Avenue

New York, New York 10153

CADUS ANNOUNCES COMPLETION OF RIGHTS OFFERING

New York, NY, June 6, 2014 – Cadus Corporation (KDUS.OB) announced today the results of its rights offering. Pursuant to the rights offering, subscription rights to purchase 13,144,040 shares of Cadus’ common stock were exercised, resulting in gross proceeds to Cadus of approximately $20.1 million. The registration statement relating to the rights offering that was filed with the Securities and Exchange Commission was declared effective on April 29, 2014. The rights offering was made by means of a prospectus filed by Cadus with the Securities and Exchange Commission on April 30, 2014.

About Cadus

Cadus is in the business of purchasing individual homes and individual residential lots, renovating or constructing on them, and reselling them. To date, the Company has conducted it real estate activities in Florida.

This press release may contain forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s annual report on Form 10-K for the year ended December 31, 2013. These include risks and uncertainties relating to the company's ability to acquire residential homes for renovation or reconstruction and resale and lots for building homes for sale, the company’s ability to engage contractors to perform such renovation, reconstruction and construction, the company’s ability to sell such renovated or reconstructed homes and new homes at a profit, the company's capital needs and uncertainty of future funding, and the company's history of operating losses.